Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232308

HARTMAN vREIT XXI, INC.

SUPPLEMENT NO. 3 DATED JUNE 9, 2021
TO THE PROSPECTUS DATED MAY 12, 2021

This document supplements, and should be read in conjunction with, our prospectus dated May 12, 2021, relating to our offering of up to $185,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 3 have the same meanings as set forth in our prospectus.

The purpose of this supplement is to disclose:

•updates to the cover page;
•updates to our prospectus summary;
•updates to our risk factors.

Cover Page

The following disclosure is added to our discussion of risk factors as an emerging growth company.

Weaver and Tidwell, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2020, indicating that our revolving credit loan and term loan having a maturity dates less than twelve months from the issuance of our consolidated financial statements raises substantial doubt about our ability to continue as a going concern. We have a $20 million revolving credit loan with a maturity date of December 27, 2021. In order to renew or extend the revolving credit loan, we must meet the lender’s underwriting criteria at the time of such renewal or extension request. We have a $2,520,000 term loan with an extended maturity date of March 14, 2022. In order to further extend the term loan maturity date, we must meet the second extension criteria set forth in the term loan agreement. We believe that we will be able to extend the maturity date or renew the loans for one year or longer.

Prospectus Summary

The following risk is added as a response to “Are there any risks involved in an investment in your shares?”

Weaver and Tidwell, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2020, indicating that our revolving credit loan and term loan having a maturity dates less than twelve months from the issuance of our consolidated financial statements raises substantial doubt about our ability to continue as a going concern. We have a $20 million revolving credit loan with a maturity date of December 27, 2021. In order to renew or extend the revolving credit loan, we must meet the lender’s underwriting criteria at the time of such renewal or extension request. We have a $2,520,000 term loan with an extended maturity date of March 14, 2022. In order to further extend the term loan maturity date, we must meet the second extension criteria set forth in the term loan agreement. We believe that we will be able to extend the maturity date or renew the loans for one year or longer.

Risk Factors

The following risk factor is added as the first risk factor in the “Risk Factors” section of the prospectus.

We have been issued a going concern due to our revolving credit loan and term loan having a maturity date of less than twelve months from the issuance of our consolidated financial statements.

Weaver and Tidwell, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2020, indicating that our revolving credit loan and term loan having a maturity dates less than twelve months from the issuance of our consolidated financial statements raises substantial doubt about our ability to continue as a going concern. We have a $20 million revolving credit loan with a maturity date of December 27, 2021. In order to renew or extend the revolving credit loan, we must meet the lender’s underwriting criteria at the time of such renewal or extension request. We have a $2,520,000 term loan with an extended maturity date of March 14, 2022. In order to further extend the term loan maturity date, we must meet the second extension criteria set forth in the term loan agreement. We believe that we will be able to extend the maturity date or renew the loans for one year or longer.